Exhibit 2


                          LEGGETT & PLATT, INCORPORATED
                               No. 1 Leggett Road
                            Carthage, Missouri 64836

                                February 15, 1999




To Our Shareholders:


     As you may be aware, on November 11, 1998, Leggett & Platt's Board of Directors adopted a Shareholder Rights Plan. The Plan is similar to and replaces a Plan adopted by the Company in 1989.


     The Plan is designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the Company without paying all shareholders a control premium. The Company has no indication whatever of the existence of any such attempt. Shareholder Rights Plans have been adopted by many other publicly traded corporations.


     Under the Plan, one Preferred Stock Purchase Right is being distributed as a dividend for each outstanding share of the Company's Common Stock to holders of record as of the close of business on February 15, 1999. Each Right will entitle you, under certain conditions, to purchase one one-hundredth of a share of a newly issued Series A Junior Participating Preferred Stock at an exercise price of $105.00 per one one-hundredth of a Share, subject to anti-dilution adjustments. Each one-hundredth of a share of the new Preferred Stock is designed to have a value equal to one share of the Company's common stock.


     The Rights will become exercisable and will trade separately from the Common Stock only after a person or a group becomes the beneficial owner of 20% or more of the outstanding Common Stock of the Company or commences, or announces an intention to commence, a tender or exchange offer which would result in ownership by the person or group of 20% or more of the Company's outstanding Common Stock.


     If an acquiring person or group acquires 20% or more of the Company's Common Stock, holders of Rights (other than the acquiring person or group) may purchase, at the Right's then exercise price, Common Stock of the Company having a value at that time of twice the $105.00 exercise price. Further, at any time after a person or group acquires 20% or more (but less than 50%) of the Company's outstanding Common Stock, the Board may, at its option, exchange the Rights (other than Rights held by the acquiring person or group), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a share of the new series of Preferred Stock) per Right.



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February 15, 1999
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     In addition, in the event that the Company is acquired in a merger, sale of assets or similar transaction after the rights become exercisable, holders of Rights may purchase, at the then exercise price, common stock of the acquiring entity having a value equal to twice the exercise price.


     Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's Common Stock, the Rights are redeemable for one-half cent per Right at the option of the Board of Directors.


     The Board of Directors is authorized to reduce the 20% thresholds referred to above to not less than 10%.


     If not earlier redeemed or exchanged, the Rights will expire on February 15, 2009.


     The distribution of the Rights is not taxable to you or to the Company and does not in any way weaken the financial strength of the Company or interfere with its business plans. If the Rights should become exercisable, shareholders, depending upon the particular circumstances at that time, may realize taxable income then. The Rights are not dilutive and will not affect reported earnings per share, nor will the Rights affect the manner in which you may presently buy or sell the Company's shares.


     The enclosed Summary of Rights, which outlines the principal features of the Plan, is being sent to you pursuant to the terms of the Rights Agreement and should be attached to the certificate(s) representing your Common Stock. As indicated in the Summary of Rights, separate certificates for the Rights will only be issued upon the occurrence of certain specified events. Until such time, the Rights will be evidenced only by Common Stock certificates, together with a copy of the Summary of Rights, and any transfer of the Common Stock represented by such certificate(s) will also constitute a transfer of the related Rights.


     A copy of a form of the Rights Agreement has been filed with the Securities and Exchange Commission and a copy of the Rights Agreement is available free of charge from the Company.


     The Board believes that the Shareholder Rights Plan represents a sound and reasonable means of addressing the complex problems created by the current takeover environment. We continue to be enthusiastic about the future prospects for your Company and are committed to serving the best interests of our shareholders in every way.


                                            Sincerely,




                                            Harry M. Cornell, Jr.
                                            Chairman of the Board
                                            and Chief Executive Officer

                          LEGGETT & PLATT, INCORPORATED

                           Summary of Preferred Stock
                                 Purchase Rights


     On November 11, 1998, the Board of Directors of Leggett & Platt, Incorporated (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"). The dividend distribution is payable on February 15, 1999 (the "Record Date") to the stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the "Preferred Stock") of the Company at a price of $105.00 per one one-hundredth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a 1999 Rights Agreement dated as of February 15, 1999, as the same may be amended from time to time (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").


     Until the earlier to occur of (i) the close of business on the tenth business day following the date of public announcement or the date on which the Company first has notice or determines that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company) (an "Acquiring Person") has acquired, or obtained the right to acquire, 20% or more of the outstanding shares of voting stock of the Company without the prior express written consent of the Company executed on behalf of the Company by a duly authorized officer of the Company following express approval by action of at least a majority of the members of the Board of Directors then in office (the "Stock Acquisition Date") or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors but not later than the Stock Acquisition Date) following the commencement of a tender offer or exchange offer, without the prior written consent of the Company, by a person (other than the Company, any subsidiary of the Company or an employee benefit plan of the Company) which, upon consummation, would result in such party's control of 20% or more of the Company's voting stock (the earlier of the dates in clause (i) or (ii) above being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificates.


     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Company's Common Stock. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights



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("Right  Certificates")  will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate certificates alone will then evidence the Rights.


     The Rights are not exercisable until the Distribution Date. The Rights will expire, if not previously exercised, on February 15, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company.


     The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).


     The number of outstanding Rights and the number of one one-hundredths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.


     Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable and will be junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Preferred Stock will have a preferential dividend in an amount equal to 100 times any dividend declared on each share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will receive a preferred liquidation payment of equal to the greater of $100 and 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.


     Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.


     If any person or group (other than the Company, any subsidiary of the Company, or any employee benefit plan of the Company) acquires 20% or more of the Company's outstanding voting stock without the prior written consent of the Board of Directors, each Right, except those held by such persons, would entitle each holder of a Right to acquire such number of shares of the Company's Common


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Stock as shall  equal  the  result  obtained  by  multiplying  the then  current
Purchase Price by the number of one one-hundredths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current per-share market price of Company Common Stock.


     If any person or group (other than the Company, any subsidiary of the Company, or any employee benefit plan of the Company) acquires more than 20% but less than 50% of the outstanding Company Common Stock without prior written consent of the Board of Directors, each Right, except those held by such persons, may be exchanged by the Board of Directors for one share of Company Common Stock.


     If the Company were acquired in a merger or other business combination transaction where the Company is not the surviving corporation or where Company Common Stock is exchanged or changed or 50% or more of the Company's assets or earnings power is sold in one or several transactions without the prior written consent of the Board of Directors, each Right would entitle the holders thereof (except for the Acquiring Person) to receive such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current Purchase Price by the number of one one-hundredths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.


     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.


     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.005 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.


     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including, but not limited to, modifying the redemption provisions or procedures and an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of the Company then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than an excepted person) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.


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

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.


     A copy of a form of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.



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